Exhibit 10.03
EMPLOYMENT AGREEMENT AMENDMENT

     THIS EMPLOYMENT AGREEMENT AMENDMENT (the "Amendment") is made as of this 1st day of May, 2009 between MedClean Technologies, Inc. (formerly Aduromed Corporation, the “Company“) and Kevin Dunphy (the "Executive" or "Employee"), an individual residing at 2 Limekiln Court, Bethel CT 06801.

WITNESSETH THAT:

     WHEREAS, the Employee and the Company have entered into that certain Amended Employment Agreement, dated August 4, 2008 (the “Agreement”); and

     WHEREAS, the Company and the Employee now wish to make certain modifications to such Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.   Section 4.

     Section 4   of the Agreement is hereby amended to read, in its entirety, as follows:

“(a) Base Salary. For the period from May 1, 2009 through August 4, 2009 the Employee shall not receive a cash base salary. For all other purposes of this Agreement “Base Salary” shall be deemed to mean an annual salary of $175,000.

     (b) Withholding. All compensation payable to the Employee hereunder shall be subject to withholding, as required by law.”

2.   Section 5.

     Section 5 of the Agreement is hereby amended to read, in its entirety, as follows:

“Benefits.

     (a) Generally. For the period from May 1, 2009 through August 4, 2009, the Executive shall not be eligible to participate in any employee benefit or welfare plan, including any life, accident, medical, and disability insurance, retirement or pension plan or program maintained or which shall be maintained from time to time during the Term by the Company for its employees or executive employees and their immediate families.

(b) Perquisites. For the period from May 1, 2009 through August 4, 2009, the Executive shall be provided with (i) a cellular phone and the Company shall pay all monthly fees and charges, (ii) computer equipment, dedicated phone/fax line and fax/copying and scanning equipment at Employee's residence and the Company shall pay or reimburse him for all installation and carrying charges associated therewith, and (iii) other perquisites that from time to time may be established by the Company and its Board of Directors.

3.   Options. The Company hereby agrees to issue to Employee as of the date hereof a five year option for the purchase of 12,000,000 shares of the Company’s Common Stock at an exercise price of $0.004 per share, which option shall be immediately vested.

4. Option Repricing. The Company will cause all options and warrants previously issued to Employee in connection with Employee’s employment with the Company and listed on Schedule A attached hereto to be repriced effective May 1, 2009 with a new exercise price of $0.004 per share.

5. Agreement to Remain in Effect.

Except as amended and modified herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement Amendment as of the day and year set forth above.

MEDCLEAN TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Scott Grisanti
Name: Scott Grisanti
Title: President and CEO

EMPLOYEE

/s/ Kevin Dunphy
Name: Kevin Dunphy

Schedule A

987,250 options issued 1/23/06 @ $0.1393 (fully vested)

542,034 options issued 1/23/06 @ $0.1393 (immediate vesting)

5,000,000 options issued 8/4/08 @ $0.025 (same vesting schedule as per option agreement)

5,000,000 warrant shares issued 8/4/08 @ $0.025 (fully vested)